As filed with the Securities and Exchange Commission on April 27, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Attis Industries Inc.

(Exact name of registrant as specified in its charter)

New York	13-3832215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12540 Broadwell Road, Suite 2104

Milton, GA 30004

(678) 580-5661

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Cosman

Chief Executive Officer

Attis Industries Inc.

12540 Broadwell Road, Suite 2104

Milton, GA 30004

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.025 par value per share	19,237,743	$0.65	$12,504,532.94	$1,556.81

(1)	12,633,080 of the shares being registered hereunder represent the shares of common stock issuable upon the exercise of warrants with an assumed exercise price of $0.40. The warrants currently have an exercise price of $0.95 per share and the shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. 6,604,663 of the shares being registered hereunder represent the number of shares of common stock issuable upon the conversion of all 2,500 shares of the Company’s Series F Preferred Stock at an assumed conversion price of $0.40. The shares of Series F Preferred Stock currently have a conversion price of $0.94 per share and the shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the registrant’s common stock on April 25, 2018, as reported on the Nasdaq Capital Market.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL ___, 2018

PRELIMINARY PROSPECTUS

19,237,743 Shares of Common Stock

The selling stockholders identified in this prospectus may offer from time to time up to 19,237,743 shares of our common stock consisting of (i) 6,604,663 shares of our common stock issuable upon conversion of the 2,500 shares of Series F Preferred Stock, par value $0.001 per share, with a stated value of $1,000 per share (the “Series F Preferred”) that have been issued to the selling stockholders being registered for resale issued to the selling stockholders pursuant to that certain Securities Purchase Agreement dated February 22, 2018 (the “Series F Shares”) and (ii) 12,633,080 shares of our common stock being registered for resale issuable upon exercise of warrants that have been issued to certain of the selling stockholders in connection with the purchase of the Series F Preferred Stock (the “Warrant Shares” and, together with the Series F Shares, the “Shares”). The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Shares in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 18 of this prospectus for more information.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MRDN.” On April 25, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.65 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves risks. See “Risk Factors” on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of the Shares in any state where such offer is not permitted.

The date of this prospectus is April ____, 2018.

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ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us, the selling stockholders or the Shares to be registered hereunder (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us or the selling stockholders. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or as otherwise set forth in this prospectus.

The selling stockholders named herein are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “Meridian,”, “Attis”, “we,” “our,” “us” and the “Company” in this prospectus, we mean Attis Industries Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is [http://www.mwsinc.com.] The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

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This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 16, 2018;

●	Our Current Reports on Form 8-K and/or 8-K/A filed with the SEC January 8, 10, and 23, 2018, February 1, 20, 22, 26 and 27, 2018, March 16, 2018, and April 4, 11, 13 and 24, 2018; and

●	The description of our common stock contained in our Registration Statement on Form S-1, filed with the SEC on September 9, 2016, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Attis Industries Inc.

12540 Broadwell Road, Suite 2104

Milton, GA 30004

(678) 580-5661

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Risk Factors.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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THE OFFERING

Issuer	Attis Industries, Inc.

Shares offered for resale by the selling stockholders	19,237,743 shares

Common Stock outstanding prior to this offering	17,123,416 shares

Common Stock outstanding after this offering	36,361,159 shares(1)

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of any Shares sold by it pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Market for our Common Stock	Our shares of common stock are currently listed on the NASDAQ Capital Market.

NASDAQ Ticker Symbol	“MRDN”

Risk Factors	Any investment in the Shares is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 16 of this prospectus.

(1) The number of shares of our common stock outstanding after this offering is calculated including the Series F Preferred Shares and the Warrant Shares, without regard to any limitations on the exercise of the Series F Preferred Stock or the related warrants, respectively.

OUR COMPANY

Overview

Historically, Meridian has generally operated three lines of business: (1) non-hazardous solid waste collection, transfer and disposal services (the “Waste Business”); (2) technologies, centering on creating community-based synergies through healthcare collaborations and software solutions, through its wholly-owned subsidiary, Mobile Science Technologies, Inc. (the “Technologies Business”); and (3) innovations, striving to create value from recovered resources, through advanced byproduct technologies and assets found in downstream production, through its wholly-owned subsidiary, Attis Innovations, LLC (the “Innovations Business”).

Late in the Summer of 2017, the Company began to explore the possibility of selling the Waste Business in order to reduce the Company’s leverage, dedicating resources to further growth in the Technologies Business and Innovations Business, where the Company saw robust pipelines for further opportunity. Such sale of the Waste Business was expected to clear the bottleneck caused by the debt encumbering the Waste Business, while, the Company believed, significantly increasing its enterprise value, and thereby paving the way to aggressively pursue acquisitions.

On February 20, 2018, the Company entered into an agreement for the sale of the Waste Business. Such sale of the Waste Business is expected to close on or about April 17, 2018.

We built the Company by providing everyday products and services that contribute to the lives of all people. We will continue to do so moving forward, but in new and, we believe, more profitable ways that capitalize on untapped opportunities and changing market conditions in healthcare and energy to build strategically compatible revenue lines in our Technologies Business and Innovations Business.

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History

Meridian Waste Solutions, Inc. was incorporated in November 1993 in New York. Prior to October 17, 2014, the Company derived revenue by licensing its trademarks to a third party (the “Legacy Business”).

On October 17, 2014, the Company entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among Here to Serve Holding Corp., a Delaware corporation, as seller (“Here to Serve”), the Company, as parent, Brooklyn Cheesecake & Dessert Acquisition Corp., a wholly-owned subsidiary of the Company, as buyer (the “Acquisition Corp.”), the Chief Executive Officer of the Company (the “Company Executive”), the majority shareholder of the Company (the “Company Majority Shareholder”) and certain shareholders of Here to Serve (the “Here to Serve Shareholders”), pursuant to which the Acquisition Corp acquired from Here to Serve all of Here to Serve’s right, title and interest in and to (i) 100% of the membership interests of Here to Serve – Missouri Waste Division, LLC d/b/a Meridian Waste, a Missouri limited liability company (“HTS Waste”); (ii) 100% of the membership interests of Here to Serve Technology, LLC, a Georgia limited liability company (“HTS Tech”); and (iii) 100% of the membership interests of Here to Serve Georgia Waste Division, LLC, a Georgia limited liability company (“HTS Waste Georgia”, and together with HTS Waste and HTS Tech, collectively, the “Membership Interests”). As consideration for the Membership Interests, on October 31, 2014 (the “Closing Date”) (i) the Company issued to Here to Serve 452,707 shares of the Company’s common stock (the “HTS Common Stock”); (ii) the Company issued to the holder of Class A Preferred Stock of Here to Serve (“Here to Serve’s Class A Preferred Stock”) 51 shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”); (iii) the Company issued to the holder of Class B Preferred Stock of Here to Serve (“Here to Serve’s Class B Preferred Stock”) an aggregate of 71,120 shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock,” together with the HTS Common Stock and the Series A Preferred Stock, the “Purchase Price Shares”); and (iv) the Company assumed certain liabilities.

As further consideration, on the Closing Date of the transaction contemplated under the Purchase Agreement, (i) in satisfaction of all accounts payable and shareholder loans, Here to Serve paid to the Company Majority Shareholder $70,000 and (ii) Here to Serve purchased from the Company Majority Shareholder 11,500 shares of the Company’s common stock for a purchase price of $230,000. Pursuant to the Purchase Agreement, to the extent Purchase Price Shares are issued to individual shareholders of Here to Serve at or upon closing of the Purchase Agreement: (i) shares of common stock of Here to Serve held by the individuals listed on Schedule 2.2 of the Purchase Agreement valued at $2,564,374.95 were cancelled in accordance with such Schedule 2.2; (ii) 50,000 shares of Here to Serve’s Class A Preferred Stock valued at $1,000 were cancelled; and (iii) 71,120 shares of Here to Serve’s Class B Preferred Stock valued at $7,121,000 were cancelled.

The closing of the Purchase Agreement resulted in a change of control of the Company and the Legacy Business was spun out to a shareholder in connection with the same.

On March 27, 2015, the Company filed a Certificate of Amendment of the Certificate of Incorporation to change the name of the Company from Brooklyn Cheesecake & Desserts Company, Inc. to Meridian Waste Solutions, Inc. (the “Name Change”).

On February 20, 2018, the Company entered into an Equity Securities Purchase Agreement (the “Purchase Agreement”) with Meridian Waste Operations, Inc., a New York corporation (“Seller”) and a wholly-owned subsidiary of Meridian, Meridian Waste Acquisitions, LLC, a Delaware limited liability company (“Buyer”) and solely for purposes of Sections 6.4, 6.7 and 11.18 thereof, Jeffrey S. Cosman, the Chief Executive Officer and Chairman of Meridian, providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the purchase of all of the membership interests of each of the direct wholly-owned subsidiaries of Seller (collectively, the “Acquired Parent Entities” and together with their direct and indirect subsidiaries, the “Acquired Entities”), comprising, with the Acquired Parent Entities’ subsidiaries, the Company’s Waste Business and constituting substantially all of the assets of the Company (such acquisition, the “Transaction”). Pursuant to the Purchase Agreement, at the time the Transaction closes (the “Closing”) in consideration of $100,000, the Company will issue to the Buyer a warrant (the “Warrant”) to purchase shares of common stock, par value $0.025 (“Common Stock”), of the Company, equal to two percent of the issued and outstanding shares of capital stock of the Company on a fully-diluted basis as of the time of issuance of the Warrant (subject to adjustment as set forth therein).

At the time of the Closing, Buyer will have satisfied $75.8 million of the Company’s outstanding indebtedness under the Amended and Restated Credit and Guaranty Agreement dated February 15, 2017 among certain of the Acquired Entities, Meridian, and Goldman Sachs Specialty Lending Group, L.P. (as amended, the “Credit Agreement”) and assume the Acquired Entities’ obligations under certain equipment leases and other operating indebtedness. Meridian estimates that it will retain approximately $6.6 million of indebtedness under the Credit Agreement or a successor agreement and certain promissory notes payable for an aggregate amount of $1.475 million (the “Legacy Notes”).

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This will leave the Company to operate its two remaining lines of business, the Technologies Business and the Innovations Business, unencumbered by $75.8 million of debt that was previously outstanding.

Corporate Structure

Technologies Division

The Technologies Division of the Company, sometimes referred to herein as “Attis Healthcare”, is comprised of two divisions — (i) healthcare and (ii) Bright City, a mobile application. Our healthcare group focuses on improving patient care and providing cost-saving opportunities through innovative, compliant, and comprehensive diagnostic and therapeutic solutions for patients and healthcare providers. We understand the challenges that come with trying to improve patient outcomes while driving down the cost of care, which is why we offer a broad portfolio of what we believe to be best-in-class solutions, combined with insight and expertise, to give providers tools that lead to healthier patients and communities. Attis Healthcare offers products and services in a variety of areas, including hospital consulting services for both laboratory services and emergency department revenue enhancement, polymerase chain reaction (“PCR”) molecular testing, pharmacogenetics (“PGx”) testing, and medication therapy management.

Bright City is an all-in-one citizen engagement mobile application that allows cities and their residents to communicate more directly. This allows to make for safer communities, community leadership to be more proactive, and citizens to be more connected. Bright City provides direct and two-way communication, which means citizens can reply and communicate directly with local law enforcement and town, city or municipal staff. Bright City is specific and targeted, which prevents communications from becoming lost in the clutter of social media and allows for communications from citizens to be routed directly to the appropriate city staff for response and resolution. Bright City includes camera, video, and GPS locator functionality, which provides specific location data and a more accurate description of the reported activity, expediting the flow of information. Bright City acts as the eyes and ears of the city, allowing towns, cities and municipalities to expand security and increase connectivity.

Customers

Currently, within our Technologies Division, we have agreements with three (3) hospitals to manage their laboratory services. As part of those agreements, we provide consulting services in the areas of equipment procurement, materials management, staffing, training, billing and laboratory compliance. In addition to the three (3) hospitals we currently work with, we have a plan in place to bring on at least another four (4) hospital laboratories during the remainder of 2018, but cannot guarantee that we will be able to reach agreement with these laboratories. We are also working several large hospital groups regarding emergency services coding, where we provide expertise in connection with billing in the emergency department with an expectation of growing revenue for the hospital through improved billing and coding.

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In connection with our PCR testing services, we focus on long term care facilities, home healthcare agencies and physician practices. We expect to continue expanding our footprint in this business, both by adding additional physician practices and long term care facilities in the Southeast, as well as expanding across the country to the Midwest, Northeast, and beyond.

Our PGx services are designed to assist large employers with reducing the amount of money they spend in pharmacy costs for their workforce. Specifically, Attis Healthcare has engaged multiple health benefits brokers who work with large employers to help drive this technology to these employers. Attis Healthcare is currently analyzing pharmacy data for multiple large employers.

Attis Healthcare is also currently working directly with both community pharmacies and large pharmacy corporations to offer PGx and medication therapy management to patient customers of the pharmacies. Attis Healthcare has an agreement with four (4) community pharmacies in the Southeast and is engaged in discussions with corporations about adding this technology to their pharmacy shelves.

Bright City is currently in the pilot phase, with delivery to the first municipality, located in the Southeast U.S., scheduled for the early second quarter of 2018. The Company expects to add two (2) additional pilot municipalities in either the second quarter or third quarter of 2018 and will then concentrate on a larger scale sales pipeline across the U.S.

Growth Strategy

Growth in Existing Markets

We currently provide laboratory testing services to a variety of physician offices and long term care facilities and we currently manage hospital laboratories in three (3) hospitals, all largely concentrated in the Southeast U.S. We are focused on increasing our sales in these markets by growing our customer base through increased market penetration and expanding existing customers through use of our other services. We have also begun engaging large employers on the PGx portion of our business and will continue to look to expand the number of employers who utilize our PGx and medication therapy management solution as a means of reducing their pharmacy costs.

Expanding into New Markets

In 2018 and beyond, we plan to expand into new markets, specifically targeting the Midwest United States and the Western part of the United States. We have and will continue to engage sales professionals that have strong relationships in all areas of the United States and will utilize those relationships to build our business into previously untapped markets.

Integration

Our growth strategy also includes the plan to become more integrated across our business lines by purchasing long term care facilities, nursing homes, and rural hospitals, which will allow us to further integrate our laboratory testing in the markets where the testing is most effective. We also plan to offer billing services and other consulting services, further integrating our various service offerings in the healthcare market.

Acquisition

Our revenue model is based on organic growth of operations, the acquisition of established operations in new markets, as well as being able to execute value-adding, tuck-in acquisitions. We hope to direct acquisition efforts towards those markets in which we would be able to provide vertically integrated services. Prior to acquisition, we analyze each prospective target for cost savings through the elimination of inefficiencies and excesses that are typically associated with private companies competing in fragmented industries. We aim to realize synergies from consolidating businesses into our existing operations, which we hope will allow us to reduce capital and expense requirements.

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Competition

Competition in the lab services industry is dominated by two large national laboratories, Quest Diagnostics and Labcorp, with multiple regional laboratories providing laboratory services as well. However, because of their size, these laboratories struggle to provide high quality customer service. Our focus in building out hospital laboratories is to improve the customer service available to physician practices and other healthcare facilities, including turnaround time for test results, while bolstering the healthcare services offered in rural America and offering jobs in underserved communities.

Sales & Marketing

We focus our marketing efforts on increasing and extending business with existing customers, as well as increasing our new customer base. We target physician practices, hospitals, long term care facilities, and large employers. With respect to hospitals, we particularly focus on rural hospitals, which are historically underserved. We believe that by improving the healthcare in the rural community, we can help stimulate job growth and improve the quality of life in this historically underserved population. We have a seasoned sales force of both executives and direct line sales employees with a wealth of experience in the healthcare sector. We utilize relationships across the United States to build our sales force, relying on relationships with strong sales professionals.

Government Contracts

We currently have one (1) governmental contract with a municipality in connection with Bright City. Bright City is still in the pilot phase; we expect to grow the number of governmental contracts in the second and third quarters of 2018.

Regulation

Our business is subject to extensive and evolving federal, state and local environmental, health, safety and healthcare laws and regulations. Governmental agencies have the authority to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in cases of violations. We believe that regulation of the healthcare industry will continue to evolve, and we will adapt to future legal and regulatory requirements to ensure compliance. Attis Healthcare strives to operate under the regulations and laws put in place to protect our medical communities and to comply with all regulations and laws that are put in place. Because compliance is important to us, we constantly review and assess our policies, practices and procedures. This compliance is, and may in the future continue to be, costly. In particular, the governing laws regarding medical laboratories are strictly enforced and reviewed frequently. Clinical Laboratory Improvement Amendments (“CLIA”) inspections take place every two years, and the laboratories we manage or own must be in strict compliance. The section of the federal regulations titled “Standards and Certification: Laboratory Requirements” is issued by the Centers for Medicare & Medicaid Services (“CMS”) to enact the CLIA law passed by Congress. In general terms, the CLIA regulations establish quality standards for laboratory testing performed on specimens from humans, such as blood, body fluid and tissue, for the purpose of diagnosis, prevention, or treatment of disease, or assessment of health.

The federal Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder (collectively, “HIPAA”) impose extensive requirements on the way in which health plans, health care providers, health care clearinghouses (known as “covered entities”) and their business associates use, disclose and safeguard protected health information (“PHI”). Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards. The Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), enacted as part of the American Recovery and Reinvestment Act of 2009, amended HIPAA to impose additional restrictions on third-party funded communications using PHI and the receipt of remuneration in exchange for PHI. It also extended HIPAA privacy and security requirements and penalties directly to business associates. In addition to HIPAA, state health privacy laws apply to the extent they are more protective of individual privacy than is HIPAA.

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Finally, the Health Insurance Marketplaces (formerly known as the “exchanges”) are required to adhere to privacy and security standards with respect to PII, and to impose privacy and security standards that are at least as protective of PII as those the Health Insurance Marketplace has implemented for itself or non-Health Insurance Marketplace entities, which include insurers offering plans through the Health Insurance Marketplaces and their designated downstream entities, including PBMs and other business associates. These standards may differ from, and be more stringent than, HIPAA.

Attis Healthcare aims to strictly comply with HIPAA regulations. Annual certification for all employees with a reasonable expectation of coming into contact with protected health information is required.  Our customers and prospective customers are “Covered Entities” under HIPAA and its accompanying regulations.  As such, Customer is required to make reasonable efforts to limit as necessary the disclosure of PHI as defined by HIPAA.  To the extent that a Vendor or Customer has access to such PHI while supplying products or services or otherwise performing under the Order or complying with these Terms, Vendor or Customer will treat such PHI in accordance with the applicable Business Associate Addendum between the parties, including but not limited to the use of commercially reasonable safeguards to prevent the use or disclosure of PHI except as provided under the Order.

The Joint Commission on the Accreditation of Healthcare Organizations (JCAHO) applies, or may apply, to some of the laboratories that Attis Healthcare manages. When JCAHO does have an oversight role, the hospital laboratories that we manage are in compliance with their safety regulations. JCAHO’s focus is on healthcare systems.  Today, most hospitals are accredited by JCAHO.  Laboratories are part of these healthcare systems and are thereby required to comply with the JCAHO safety regulations. JCAHO regulations are extensive and numerous.  They have very specific requirements on many safety matters.  JCAHO also has a “deemed status” acknowledgement by the federal government.

Passed in 2010, the Affordable Care Act (“ACA”) affects virtually every aspect of health care in the country. In addition to establishing the framework for every individual to have health coverage, ACA enacted a number of significant health care reforms. Many of these reforms affect the coverage and plan designs that are provided by our health plan clients. As a result, these reforms impact a number of our services and business practices. Some significant ACA provisions are still being finalized (e.g., implementation of the excise tax on high-cost employer-sponsored health coverage has been delayed by Congress) and parts of ACA may still face potential Congressional changes, so the full impact of ACA on our Company is still uncertain.

Innovations Division

Attis Innovations, LLC

Attis Innovations (“Innovations”) focuses on producing sustainable materials and fuels from renewable sources at costs equal to or less than those otherwise produced from fossil fuels. By processing targeted feedstocks, we believe Innovations will be able to produce materials used in the following markets: bioplastics, consumer goods, adhesives, carbon fiber, renewable fuels, and green chemicals, among others.

We intend to leverage our expertise in waste streams and our technology development experience to harvest value from biomass. To this end, we have assembled a growing portfolio of technologies that are being designed and developed to refine biomass in a series of process steps that are analogous to petroleum refining, in which crude oil is sequentially processed into a wide range of products. Our patented and patent-pending lignin conversion and refining processes, which fractionate and convert cellulosic biomass into ethanol or butanol and a renewable alternative for petroleum-derived resins, were recently awarded a $3 million grant from the USDA.

Our ultimate plan for this business is to finance, build, own and operate facilities based on our technologies to generate shareholder value by producing and selling renewable fuels, plastics, resins and other carbon-neutral offsets from low-value lignin and other cellulosic feedstocks; including pulp and paper by-products, first generation biofuel by-products, and other overlooked carbon-containing residuals. The Company is continuing to evaluate acquisitions and other transactions, some of which include existing production assets that are ideal for co-location of facilities based on our technologies. First generation biofuel plants can be particularly favorable targets inasmuch as our technologies have been proven to have the potential to generate more income by converting and refining existing by-products as compared to the income of current plants using traditional methods.

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Innovations is comprised of three divisions:

●	Attis R&D Services

●	Attis Biomaterials

●	Attis Biofuels

Attis R&D Services

Beginning in January 2018, Attis R&D Services, through American Science and Technology Corporation (AST), holds a ‘for hire’ 15,000 sq. ft. R&D facility (the “AST Facility”) capable of processing almost any form of biomass and converting it into targeted materials for testing and evaluation purposes. This facility is a full-service pilot test facility, available to this industry and dedicated to developing innovative biobased products using its patented AST-Organosolv process to convert lignocellulosic biomass into high-value, bio-based chemicals and products.  The AST Facility, located in Wausau, Wisconsin, operates at various scales from a laboratory level to multi-ton batches and is equipped with a wide range of biomass processing equipment to provide a unique opportunity to accelerate the advancement of the bio-based economy. The AST Facility was built through a series of grants and private funding to generate slightly positive cash flow on annual testing revenues between $0.9 to $1.3 million over the past three years. Innovations is in the process of executing its plan to upgrade the AST Facility to generate improved revenues.

Attis Biomaterials

Attis Biomaterials is intended to provide for the recovery and conversion of practically any form of biomass into targeted bio-based materials. Attis Biomaterials plans to produce and supply high-performance plant-derived materials, chemicals, and molecularly consistent feedstocks to manufacturing industries at costs competitive with those for materials otherwise derived from fossil fuels. Plastic, adhesives, and transportation fuels are typically produced from non-renewable materials such as crude oil and natural gas. Innovations is focusing on providing the same materials directly from biomass, which can be sustainably harvested and replanted. We believe Attis Biomaterials can cost-effectively recover greater amounts of high-quality sources of carbon-based feedstocks from biomass than those previously available, thereby substantially increasing the revenues and profits generated per unit of biomass harvested.

In addition to processing virgin biomass feedstocks, we believe Attis Biomaterials will also be able to recover lignin from byproduct streams from the pulp and paper industry, as well as from the cellulosic ethanol industry. Presently, these pulp and paper producers and biorefineries typically burn their lignin byproduct generating only about $50 per ton for its energy content, whereas Attis Biomaterials is expected to be able to result in the recovery of about 50% of the byproduct stream as a valuable lignin polymer that can instead be sold for $500 to $800 per ton.

The United States produces about 73 million metric tons of paper from about 219 million metric tons of trees. This paper industry does not target the recovery of lignin from its byproduct leaving more than 35 million metric tons of lignin available from this industry alone. Innovations’ technology is capable of recovering up to 30% of this lignin for use in higher valued markets. While the global demand for biomaterials cannot currently consume this volume of material, Innovations is collaborating with various entities to integrate our bio-based materials into traditional product offerings.

As an example, the team working with Innovations on a $3 million USDA grant to develop lignin into residential siding products is comprised of Oak Ridge National Laboratory, the University of Tennessee’s Center for Renewable Carbon, University of Wisconsin-Stevens Point, the Natural Resource Research Institute, Long Trail Sustainability, and Innovations’ research and development unit, American Science and Technology Corporation.

Innovations is engaging partners for services agreements for Attis Biomaterials, with revenue-generating operations expected to begin in the fourth quarter of 2018, following the Company’s acquisition of certain property. Additionally, Innovations has hired Emerging Fuels Technology to develop a method to convert the Innovations lignin into transportation fuels such as diesel and gasoline.

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In order to meet the EPA’s biofuel production goals, more than 500 new traditional cellulosic ethanol facilities would need to be built by 2022. Because these traditional facilities do not currently recover a valuable form of lignin, they are unable to compete against fossil fuels due to the low revenues generated per unit of biomass consumed. Like pulp and paper producers, these cellulosic biorefineries burn the lignin they produce for an energy value of only about $50 per ton. Attis Biomaterials can allow these facilities to increase revenue and value by adding technology that would enable such facilities to recover the lignin.  Further, the availability of this technology could result in the EPA requiring more strict compliance with existing regulations and granting fewer waivers for non-compliance, which in turn would cause a greater demand of Attis Biomaterials’ technology.

Attis Biofuels

Attis Biofuels is intended to produce biofuels from low-cost feedstocks. These feedstocks include cellulose, hemicellulose lignin, sugars, fats and vegetable oils.

Attis Biofuels plans to purchase sugars from Attis Biomaterials and to convert this sugar into ethanol. This form of ethanol is referred to as cellulosic ethanol and sold at a premium to corn derived ethanol due the additional renewable energy credits it receives.

In addition, Attis Biofuels plans to use its capital and energy efficient biodiesel and renewable diesel process technology to convert fats and oils into fuels. Attis Biofuels has designed a hybrid process technology that allows for the production of either biodiesel or renewable diesel depending on the market demand for each.

When producing biodiesel, Attis Biofuels’ process does not require the use of a catalyst; as a result, the system is able to produce biodiesel at an advantage of about a 10 to 30 cents per gallon over companies that use such other catalysts.

When producing renewable diesel, Attis Biofuels’ process consumes about 30-50% less hydrogen than those processes currently in production. This is accomplished by stripping glycerin from the triglycerides prior to hydroprocessing. Hydrogen accounts for between 25 and 60 cents of the processing cost associated with producing a single gallon of renewable diesel and the Attis Biofuels technology provides a cost advantage by reducing the amount of hydrogen consumed. Furthermore, the use of less hydrogen, reduces the energy conversion requirement and can increase incentive payments from places like California where Low Carbon Fuel Standards (“LCFS”) are in place to incentives more efficient fuel conversion.

Innovations is engaging partners for services agreements for Attis Biofuels, with revenue-generating operations expected to begin in the fourth quarter of 2018, following the Company’s acquisition of certain property. Attis Biofuels would use the same property and same facility as Attis Biomaterials.

Attis IP Holdings

In addition to the three divisions of Innovations, Attis IP Holdings is a company designated to hold and manage Innovations’ patent portfolio. This business unit will charge each of Innovations’ process subsidiaries a royalty fee to be used to account for the cost associated with managing and prosecuting the patents. The objective of this business unit is to be cash flow neutral.

Customers

Presently, Innovations does not have a fully commercialized system in operation; therefore, it currently has a limited customer base that is solely associated with its contract R&D service work out of its Wausau, WI biomass processing facility. Our plan is to target customers that will be feedstock providers for its fully commercialized process technologies once we have a fully commercialized system in operation.

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Our Operating Strengths

Experienced Leadership

Innovations has an experienced management team that has a successful track record in multiple industries including waste and byproduct recovery, renewable fuel production, intellectual property development, plastics, federal and state policy initiatives and process and chemical engineering. Innovations division president is David Winsness who has over 25 years of experience in process engineering and technology development. Over the last 15 years, Mr. Winsness has worked in the corn-based ethanol industry in the US where he and his team developed and commercialized a patented process to extract corn oil from the backend of dry mill ethanol facilities for use as a feedstock in renewable fuel production and animal feed. Today, that technology is deployed at an estimated 92% in the US ethanol industry and is responsible for an estimated $750 million in annual revenue.

Innovations draws on the deep experience of its team and relies heavily on years of industry experience across multiple competencies to drive the development of its patented and patent-pending technologies to full commercialization as well as various biobased end product offerings.

Vertically Integrated Operations

Innovations vertically integrated operations enable us to control the entire biobased supply chain from feedstock to end product, allowing us to maximize revenues by tightly controlling input costs and increasing the gross margin on finished products. This starts with identifying and forming strategic partnerships with biomass suppliers who possess high-quality materials that are not currently being processed due to location or scale.

With a steady stream of inexpensive, high-quality biomass feedstock, Innovations is able to capitalize on its AST process technology that cost-effectively and efficiently processes and converts biomass into refined forms of commodities such as sugar and lignin polymers. Providing further flexibility is our technologies’ ability to process at varying scales economically, opening opportunities to process biomass feedstocks previously thought too difficult due to quantity available or location.

Innovations can market these materials independently or utilize them in downstream conversion systems that enable end-use product manufacturing of siding and other types of durable, thermoplastic products. This provides tremendous flexibility to sell intermediate biomaterials for further processing or end products, allowing us to maximize revenue throughout the supply chain and gain significant competitive advantages.

Technology Assets

Through a combination of intellectual property and proprietary know-how, we are well positioned to maintain and grow our competitive advantage in processing and end product offerings.

Through recent acquisitions and internal development, Innovations has a strong intellectual property base that comprises both issued patents and pending patent applications that cover a range of process and product applications. Below is a list of our current portfolio of issued patents:

●	US Patent #9,365,525 – System and Method for Extraction of Chemicals from Lignocellulosic Materials

●	US Patent #9,382,283 – Oxygen Assisted Organosolv Process, System, and Method for Delignification of Lignocellulosic Materials and Lignin Recovery

●	US Patent #9,815,985 – High-Performance Lignin-Acrylonitrile Polymer Blend Materials

In addition to such patents, Innovations has a deep collection of pending patents, all of which are geared towards strengthening our existing issued patents, expanding our capabilities, and protections into other new and emerging applications. Like our issued patents, if granted, these will cover both process and products for various applications that Innovations currently engages in or will evaluate in the future.

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Acquisition Integration

Innovations growth strategy includes the acquisition of assets and technologies that create synergies and diversify risk for its core business. We specifically target acquisitions that are either significantly enhanced by our existing technology or enable accelerated market opportunities and increased revenues for our business. These acquisitions include processing technology from American Science and Technology, advanced resin formulations with Advanced Lignin Biocomposites and a portfolio of biobased fillers from Genarex.

Our Growth Strategy

Growth of Existing Markets

We believe as oil prices rise, reserves dwindle, and as consumers become increasingly environmentally conscious, demand for fuels and consumer products generated by sustainable feedstocks will increase. Current federal and state initiatives mandate a gradual increase in low carbon fuels that will drive the market in the short-term. We believe our technology platform provides the most cost-competitive options for biobased fuels and products today, which will result in securing market share as demand increases.

Expand into New Markets

Innovations is currently marketing our products to customers as a simple way to make traditional products cheaper and ecofriendly. Our low CAPEX, low-value feedstocks, and unique conversion technology allow us to manufacture products with high-value properties at a lower cost. These durable, biobased materials will be able to offer solutions in applications that were previously limited due to cost and performance restrictions. In many cases, Innovations’ materials will be less expensive than even petroleum-based products, allowing for more sustainable, durable plastics to reach even more product spaces.

Innovations will continue to expand its renewable diesel technology to include a wider range of feedstocks and further refine its biomass separation byproducts to include various specialty green chemicals.

Industry Overview

During the 21st century, developed nations have prioritized research and commercialization of sustainable biofuels and biomaterials produced from renewable feedstocks. In the United States, the Energy Independence and Security Act of 2007 set statutory volumes of renewable fuels to be mixed into the domestic fuel supply with volumes increasing each year. The Congressional goal set for 2017 was 24 billion gallons of renewable fuel, however the EPA had to reduce the volume to 19.28 billion gallons mainly due to a lack of advanced biofuel production.

A large majority of the existing biofuels and biomaterials market is comprised of materials produced with technology and know-how that has been in use for hundreds of years. Innovation and commercialization efforts have proven to be expensive and insufficient to fuel industrial growth that was predicted at the turn of the 21st century. However, government incentives and increased consumer demand for sustainable materials remain, creating enormous opportunity for those that can develop cost-effective solutions.

Competition

Competition in advanced biofuels and biomaterials is expanding due to the growth of the industry, government incentives and the evolution of new technologies. However, in both its biorefinery and renewable biofuels divisions, Innovations technology platform holds an advantage over its competitors due to its low capital requirements.

Many of our competitors in the biorefining space generate revenue from only one product stream - cellulose. Innovations’ proprietary technology can create high-value products from all constituents of the feedstock - cellulose, lignin and hemicellulose. Innovations is not aware of a commercialized biorefinery that is capable of producing a melt-flowable lignin; most competitors burn their low-quality lignin for energy purposes that yield only about $50 to $100 per ton consumed, whereas Innovations’ melt-flowing lignin is valued at more than $500 per ton in multiple applications. Innovations’ melt-flowable lignin not only has a quality advantage over its competitors, but it is also safer to store and compound, as existing lignin recovery operations are subject to explosion under pneumatic transfer due to the small particle, dust-like properties of the dried lignin.

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Sales and Marketing

Innovations is interested in markets that look to increase profits either by extracting the full potential of their byproduct streams or by reducing the costs of their inputs, and we believe Innovations’ technology platform is the solution. Out of our facility in Wausau, WI, contract R&D services are marketed to large agricultural and biomass processors that have underutilized biomass streams in their operations. These customers use our biomass separation and classification services to determine potential high-value applications for their residual byproducts. In many cases, these services are also used to find and evaluate feedstocks for new Innovations biorefineries.

Innovations’ biomaterial business markets plant-based products to companies looking to reduce cost while using sustainable materials. Target industries include large scale producers of durable plastics such as compounders and converters. Our customers are able to replace the more expensive petroleum resins with our plant-based resins and biofillers while retaining physical properties.

Government Controls

The Company is a party to a $3 million USDA grant to further develop the Innovations biorefinery process and end applications for our unique lignin product. The USDA is active in its monetary and political support for the biorefining industry, and the awarded grant demonstrates the agency’s support of Innovations’ technology platform and its ability to offer cost-effective solutions to the bioeconomy.

Regulation

Our business is subject to federal, state and local laws and regulations relating to the production of renewable fuels and materials, the protection of the environment, and the safety of our employees. The Clean Air Act and analogous state laws and regulations impose obligations related to emissions of air pollutants, including greenhouse gases. The Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws and regulations govern discharges into waters. The Occupational Safety and Health Act and analogous state laws and regulations govern the protection of the health and safety of employees.

In addition, some state and federal laws and regulations support the industries in which we operate. The Energy Independence and Security Act of 2007 mandates the increased use of renewable fuels in the US fuel supply which is expected to reach 36 billion gallons in 2022. Compliance with the law is overseen by the EPA and executed through a program called the Renewable Fuel Standard (RFS) where Renewable Identification Numbers (RINs) are used to show compliance. RINs are attached to renewable fuels by producers and detached when the renewable fuel is blended with transportation fuel or traded on the open market. The market price of detached RINs props up the price of eligible renewable fuels.

In California, the state’s Air Resources Board oversees the Low Carbon Fuel Standard Program which was first enacted by executive order in 2007 and since amended by the state legislature. The program requires a 7.5% reduction in average carbon intensity of gasoline and diesel transportation fuels from 2010 to 2020. Eligible fuels, such as renewable diesel, receive a premium when sold into the California market based on their carbon reductions and the daily price of tradable carbon credits.

Seasonality

A potential risk in processing biomass is the degree to which the feedstock varies seasonally and is often harvested over a short period of time. Crops that are harvested once annually pose an additional complication of storage and proper maintenance creating a need for additional infrastructure and handling. We plan to hedge this risk by targeting feedstock streams that are less seasonal and that are consistently available over the course of the year to minimize storage infrastructure and potential feedstock degradation.

Seasonality

Based on our industry and our historic trends, we expect our operations to vary seasonally. Typically, revenue will be highest in the second and third calendar quarters and lowest in the first and fourth calendar quarters. These seasonal variations result in fluctuations in waste volumes due to weather conditions and general economic activity. We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.

Employees

We have approximately 370 full-time employees, of which approximately 30 exclusively serve the Technologies Business and 340 exclusively serve the Innovations Business. None of our employees are represented by a labor union. We have not experienced any work stoppages and we believe that our relations with our employees are good.

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Properties

Our principal executive office is located at 12540 Broadwell Road, Suite 1203, Milton, Georgia and is approximately 3,000 sq. ft. of office space at a rate of approximately $3,300 per month. This lease will expire on or around June 30, 2018. We also currently lease approximately 13,000 sq. ft. of office space in Atlanta, Georgia, at a rate of approximately $27,000 per month. This lease will expire on or about February 1, 2021, and because the Company no longer uses such space it is exploring sublease or assignment options. We lease approximately 1,000 sq. ft. of office space in Greenville, South Carolina at a rate of approximately $1,000 per month, on a month-to-month basis, and we lease approximately 3,000 sq. ft. of office space in Tulsa, Oklahoma at a monthly rate of approximately $3,000, with such lease having a term that will expire in March 2021.

Innovations has a pilot scale biomass processing facility, American Science and Technology, located in Wausau, Wisconsin.

Additional space may be required as we expand our business activities, but we do not foresee any significant difficulties in obtaining additional office facilities if deemed necessary.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

In addition, there are no material proceedings to which any affiliate of our Company, or any owner of record or beneficially of more than five percent of any class of voting securities of our Company, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. We are not currently involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.

However, from time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Series F Offering

In connection with a private placement offering (the “Offering”), Meridian Waste Solutions, Inc. received $2,250,000 in funding, for the issuance of an aggregate of (i) 2,500 shares of Series F Preferred Stock, par value $0.001 per share, with a stated value of $1,000 per share (the “Series F Preferred Stock”); and (ii) 5,319,143 Series A warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.025 per share (“Common Stock”), pursuant to the Company’s entry into a definitive securities purchase agreement (the “Securities Purchase Agreement”) with each of five (5) accredited investors. The closing of the Offering is occurred in February of 2018.

The Warrants are five year warrants to purchase shares of Common Stock at an exercise price of $0.95 per share, exercisable upon the earlier to occur of (i) Shareholder Approval (as defined in the Securities Purchase Agreement) and (ii) the date that is six months after the date of issuance of the Warrants. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock six months after the date of Issuance of the Warrants. The Warrants contain certain anti-dilution protections, which include adjustments for price adjustments to the Series F Preferred Stock based on the events triggered by the occurrence of Trigger Dates. Additionally, the exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Simultaneously with any adjustment to the Exercise Price, the number of shares that may be purchased upon exercise of the Warrants shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable thereunder for the adjusted number of shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise). “Trigger Date” shall mean each of the following dates: (i) the later of (x) the thirtieth day immediately following the date of the effectiveness of the initial Registration Statement covering any portion of the Registrable Securities (as defined in the Amendment to Certificate) and (y) the thirtieth day immediately following the date that Shareholder Approval is obtained and deemed effective, (ii) the thirtieth day following the date of the effectiveness of any other Registration Statement covering any portion of the Registrable Securities, (iii) the thirtieth day following the six month anniversary of the Closing Date, in the event that all of the Registrable Securities are not then registered on an effective Registration Statement, (iv) the tenth (10th) Trading Day immediately following the public announcement of the Asset Sale (or, if earlier, the date of the initial filing with the Commission disclosing the occurrence of the consummation of the Asset Sale) and (v) thirtieth day immediately following the twelve (12) month anniversary of the Closing Date, in the event that the Company fails for any reason to satisfy the current public information requirement under Rule 144(c) at any time during the period commencing on the six month anniversary of the Closing Date through the 12 month anniversary of the Closing Date and all of the Registrable Securities are not then registered on an effective Registration Statement. “Asset Sale” means a sale by the Company of all or substantially all of the assets related to the Company’s waste business occurring prior to April 30, 2018.

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The Company utilized the services of Garden State Securities, Inc., a FINRA-registered placement agent, for the Offering. In connection with the closing of the Offering (the “Closing”), the Company paid such placement agent an aggregate cash fee of $180,000, the Company will reimburse the Placement Agent $40,000 for its legal expenses and the Placement Agent will receive warrants, in substantially the same form as the Warrants, to purchase 200,000 shares of Common Stock. The net proceeds to the Company from the Closing, after deducting the foregoing fees and other Offering expenses, was approximately $1,920,000.

Effective February 21, 2018, in connection with the Offering, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company shall prepare and, as soon as practicable, but in no event later than 10 days from the date of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2017, file with the Securities and Exchange Commission (the “SEC”) an initial Registration Statement on Form S-3 covering the resale of all shares of Common Stock comprising the Units, including shares of Common Stock underlying the Warrants, or the largest amount thereof permissible. The Company shall use its best efforts to have such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of the Registration Rights Agreement, declared effective by the SEC as soon as practicable.

Series F Preferred Stock

On February 22, 2018, the Company submitted for filing with the Secretary of State of the State of New York the Certificate of Amendment of the Certificate of Incorporation of the Company, in the form attached as Exhibit 3.1 hereof, (the “Amendment to Certificate”), which amended the designations, rights and preferences of the Series F Preferred Stock, as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of Incorporation and bylaws.

The shares of Series F Preferred Stock have a stated value of $1,000.00 per share are convertible into Common Stock at a price of $0.94 per share, subject to adjustment (the “Conversion Price”) and earn dividends at the rate of 8% per annum. In addition, on each Trigger Date, the Conversion Price shall be reduced, and only reduced, to the lesser of (x) the then Conversion Price, as adjusted and taking into consideration any prior resets, or (y) the greater of (A) the Floor Price and (B) 90% of the quotient of (I) the sum of the VWAP of the Common Stock for each of the five (5) Trading Days with the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding such Trigger Date, divided by (II) five (5) (the “Reset Conversion Price”, which shall thereafter be the new Conversion Price, subject to further adjustment hereunder, and such 20 Trading Day period shall be referred to herein as a “Measurement Period”). Any adjustment to the Conversion Price pursuant to the occurrence of a Trigger Date shall be effective retroactively to the date of original issuance of the Series F Preferred. “Floor Price” means $0.20 or such lower price as mutually agreed to by the Company and the purchasers of a majority in interest of the securities issued pursuant to the Offering and then outstanding (subject to the prior consent of the Nasdaq Stock Market before the effective date of any such voluntary reduction). “Trigger Date” shall mean each of the following dates: (i) the later of (x) the thirtieth day immediately following the date of the effectiveness of the initial Registration Statement covering any portion of the Registrable Securities (as defined in the Amendment to Certificate) and (y) the thirtieth day immediately following the date that Shareholder Approval is obtained and deemed effective, (ii) the thirtieth day following the date of the effectiveness of any other Registration Statement covering any portion of the Registrable Securities, (iii) the thirtieth day following the six month anniversary of the Closing Date, in the event that all of the Registrable Securities are not then registered on an effective Registration Statement, (iv) the tenth (10th) Trading Day immediately following the public announcement of the Asset Sale (or, if earlier, the date of the initial filing with the Commission disclosing the occurrence of the consummation of the Asset Sale) and (v) thirtieth day immediately following the twelve (12) month anniversary of the Closing Date, in the event that the Company fails for any reason to satisfy the current public information requirement under Rule 144(c) at any time during the period commencing on the six month anniversary of the Closing Date through the 12 month anniversary of the Closing Date and all of the Registrable Securities are not then registered on an effective Registration Statement. “Asset Sale” means a sale by the Company of all or substantially all of the assets related to the Company’s waste business occurring prior to April 30, 2018.

Provided that no events requiring adjustment pursuant to the designations for the Series F Preferred or the Warrants occur, the Offering would result in a maximum of 2,659,571 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 5,319,143 shares of Common Stock issuable upon exercise of the Warrants, resulting in a maximum of 7,978,715 shares, assuming compliance with the respective limitations on conversion or exercise contained within the designations for the Series F Preferred and Warrants. In the event that adjustments are required due to the Company’s stock price falling, or otherwise, based on the floor price of $0.20 for the Series F Preferred, and assuming such price applies for the Warrants as well, then the Offering would result in a maximum of 12,499,987 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 25,265,932 shares of Common Stock issuable upon exercise of the Warrants, resulting in a maximum of 37,765,919 shares, assuming compliance with the respective limitations on conversion or exercise contained within the designations for the Series F Preferred and Warrants. In the event that an adjustment to the Conversion Price of Series F Preferred occurs, to the extent that shares of Series F Preferred have been converted to shares of Common Stock, such shareholders will receive additional shares of Common Stock such that they will have received the total number of shares of Common Stock into which the total numbers of shares of Series F Preferred are convertible, regardless of whether such shares of Series F Preferred have actually been converted.

Beginning on February 23, 2019, the holders of the Series F Preferred shall be entitled to receive dividends at the rate of 8% per annum, payable in cash or, at the option of the Company, in shares of Common Stock, subject to certain equity conditions.

The shares of Series F Preferred Stock rank senior to the Common Stock and do not have voting rights.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any Shares by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any Shares under this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus.

SELLING STOCKHOLDERS

We have entered into a registration rights agreements, or the Registration Rights Agreement, with the investors in the Private Placement whereby we have agreed to file a registration statement for the registration of the Shares and common stock underlying the Investor Warrants sold in the offering. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement within 10 days of the filing of its annual report on Form 10-K for the fiscal year 2017. The registration statement, of which this prospects forms a part of, is being filed pursuant to the Registration Rights Agreements. For additional information regarding the issuances of those Shares and Warrants, see “Series F Offering” under “Our Company” above.

Other than the relationships described herein, to our knowledge, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling stockholders has held a position as an officer a director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, except that certain selling stockholders acquired shares of our common stock and Warrants and registration rights pursuant to the transactions described above. All information with respect to share ownership has been furnished by the selling stockholders, unless otherwise noted. The shares being offered are being registered to permit resales of such shares in compliance with the Plan of Distribution. Each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. None of the selling stockholders has any family relationships with our officers, other directors or controlling stockholders.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of our common stock as of April 16, 2018.

The third column lists the Shares being offered by this prospectus by the selling stockholders and includes the number of Shares owned by each selling stockholder assuming exercise of the Investor Warrants by the selling stockholders on that date, without regard to any limitations on exercises.

In accordance with the terms of a Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in connection with the Purchase Agreement, and (ii) the maximum number of shares of common stock issuable upon exercise of the related Investor Warrants, determined as if the outstanding Investor Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Investor Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Under the terms of the Investor Warrants and other warrants held by selling stockholders, a selling stockholder may not exercise the Investor Warrants or other warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Available Pursuant to this Prospectus(1)	Number of Shares Beneficially Owned After the Offering	Percent of Outstanding Common Stock Beneficially Owned After the Offering
Anson Investments Master Fund LP(2)	0	4,284,904	0	*	%
CVI Investments Inc. (3)	0	4,284,904	0	*	%
Bruce Evans (4)	222,816	2,098,126	222,816	*	%
Hudson Bay Master Fund LTD (5)	546,117	4,284,904	546,117	*	%
Intracoastal Capital LLC (6)	879,695	4,284,904	879,695	4.99%

*      indicates less than 1%

(1)	The shares available pursuant to this prospectus are based upon an assumed adjusted $0.40 conversion price of the Series F Preferred Stock and an assumed adjusted $0.40 exercise price of the warrants.

(2)

The 4,284,904 shares available pursuant to this prospectus is comprised of (i) 1,477,553 shares of Common Stock underlying the Series F Preferred Stock at an assumed adjusted conversion price of $0.40 and 2,807,351 shares of Common Stock underlying the warrants to purchase common stock issued in connection with this offering at an assumed adjusted exercise price of $0.40. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(3)

The 4,284,904 shares available pursuant to this prospectus is comprised of (i) 1,477,553 shares of Common Stock underlying the Series F Preferred Stock at an assumed adjusted conversion price of $0.40 and 2,807,351 shares of Common Stock underlying warrants to purchase common stock issued in connection with this offering at an assumed adjusted exercise price of $0.40. Heights Capital Management, Inc., the authorized agent of CVI International, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(4)

Includes 222,816 shares of Common Stock issuable upon exercise of warrants. The 2,098,126 shares available pursuant to this prospectus is comprised of (i) 694,450 shares of Common Stock underlying the Series F Preferred Stock at an assumed adjusted conversion price of $0.40 and 1,403,676 shares of Common Stock underlying warrants to purchase common stock issued in connection with this offering at an assumed adjusted exercise price of $0.40.

(5)	Includes 546,117 warrants to purchase common stock. The 4,284,904 shares available pursuant to this prospectus is comprised of (i) 1,477,553 shares of Common Stock underlying the Series F Preferred Stock at an assumed adjusted conversion price of $0.40 and 2,807,351 shares of Common Stock underlying warrants to purchase common stock issued in connection with this offering at an assumed adjusted exercise price of $0.40. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(6)

Includes 879,695 shares of Common Stock underlying Preferred Stock and shares of Common Stock issuable upon exercise of warrants in the aggregate represent beneficial ownership of approximately 4.99% of the Common Stock. The 4,284,904 shares available pursuant to this prospectus is comprised of (i) 1,477,553 shares of Common Stock underlying the Series F Preferred Stock at an assumed adjusted conversion price of $0.40 and 2,807,351 shares of Common Stock underlying warrants to purchase common stock issued in connection with this offering at an assumed adjusted exercise price of $0.40. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

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PLAN OF DISTRIBUTION

Each selling stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the principal Nasdaq Capital Market, or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling these securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of Shares at a stipulated price per Share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company’s common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our articles of incorporation and bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of 75,000,000 shares of common stock, par value of $0.025 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share. As of April 16, 2018 there were 17,123,416 shares of our common stock issued and outstanding held by approximately 144 holders of record. We currently have (i) 51 shares of Series A Preferred Stock authorized of which 51 shares of Series A Preferred Stock are issued and outstanding; (ii) 71,120 shares of Series B Preferred Stock authorized of which 0 shares of Series B Preferred Stock are issued and outstanding; (iii) 67,361 shares of Series C Preferred Stock authorized of which 0 shares of Series C Preferred Stock are issued and outstanding; (iv) 141,000 shares of Series D Preferred Stock authorized, of which 106,950 shares are issued and outstanding; (v) 300,000 shares of Series E Preferred Stock authorized, of which 223,950 shares are issued and outstanding; (vi) 3,400 shares of Series F Preferred Stock authorized, of which 2,500 shares are issued and outstanding and (vi) 4,417,068 shares of undesignated “blank check” preferred stock.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

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●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions New York and other applicable laws and our credit arrangements may impose, from time to time.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Stock

The Company has 5,000,000 authorized shares of preferred stock par value $0.001 per share, which have five classes. The Series A Preferred Stock has 51 shares issued and outstanding, the Series B Preferred Stock has 0 shares issued and outstanding the Series C Preferred Stock has 0 shares issued and outstanding, the Series D Preferred Stock has 106,950 shares issued and outstanding, the Series E Preferred Stock has 223,950 shares issued and outstanding, and the Series F Preferred Stock has 2,500 shares issued and outstanding.

Our Board has the authority, within the limitations and restrictions in our certificate of incorporation, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Series A Preferred Stock

Each share of the Series A Preferred Stock has no conversion rights, is senior to any other class or series of capital stock of the Company and special voting rights. Each one (1) share of Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

The Company and the holder(s) of the Series A Preferred Stock intend to reach agreement providing for the cancelation of the Series A Preferred Stock at such time that the holder(s) no longer have in place any personal guaranties on the Company’s liabilities, provided that such disposition of the Series A Preferred Stock by the holder(s) thereof would not result in an event of default under any material contract of the Company. There can be no assurances, however, that any such agreement with respect to the terms of the Series A Preferred Stock will occur.

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There are currently 51 shares of Series A Preferred Stock outstanding.

Series B Preferred Stock

Holders of the Series B Preferred Stock shall be entitled to receive when and if declared by the Board of Directors cumulative dividends at a rate of twelve percent (12%) of the Original Issue Price. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, immediately prior and in preference to any distribution to holders of the Company’s common stock, an amount per share equal to the sum of $100.00 and any accrued and unpaid dividends of the Series B Preferred Stock. Each share of Series B Preferred Stock may be converted at the option of the holder into the Company’s common stock. The shares shall be converted using the “Conversion Formula” set forth in the Series B Preferred Stock Certificate of Designations, which is equal to the Original Issue Price divided by 75% of the average closing bid price of the Common Stock for the five (5) consecutive trading days ending on the trading day of the receipt by the Company of the applicable notice of conversion. In no event shall a holder of Series B Preferred Stock be entitled to make conversions that would result in beneficial ownership by such holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company. The Series B Preferred Stock may be redeemed at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price per share equal to $100 per share, plus any accrued and unpaid dividends on the shares to be redeemed; provided, however, that if there are any accrued yearly dividends on the Series B Preferred Stock which have not been paid or declared and a sum sufficient for the payment thereof set apart, the Company may not redeem any shares of Series B Preferred Stock unless all then outstanding shares of such stock are so redeemed.

There are currently no shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

Holders of the Series C Preferred Stock shall be entitled to receive dividends out of any assets legally available at a rate of eight percent (8%) per share per annum, payable quarterly. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company’s other equity securities, including the Common Stock, Series A Preferred Stock, and Series B Preferred Stock, a liquidation preference equal to $22.40 per share plus all accrued and unpaid dividends of the Series C Preferred Stock. Pursuant a Qualified Offering, the shares of Series C Preferred Stock were automatically converted at a conversion price that reflected a 20% discount to the price of the Common Stock pursuant to such Qualified Offering.

There are currently no shares of Series C Preferred Stock outstanding.

Series D Preferred Stock

The shares of Series D Preferred Stock have a stated value of $10.00 per share and are convertible into Common Stock at a price of $1.00 per share, subject to adjustment (the “Conversion Price”). The shares of Series D Preferred Stock rank senior to the Common Stock and have the right to vote together with the holders of Common Stock as one class, with each share of Series D Preferred Stock voting on an “as converted” basis, with each share of Series D having 6.94 votes.

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The Series D Preferred Stock has the following class voting rights: so long as more than ten percent (10%) of the Series D Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series D Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock, including but not limited to the authorization or issuance of additional shares of Series D Preferred Stock; (ii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company’s Junior Stock; (iii) amend the Articles of Incorporation or By-Laws of the Company so as to materially and adversely and disproportionately affect any right, preference, privilege or voting power of the Series D Preferred Stock; (iv) effect any distribution with respect to Junior Stock; (v) reclassify the Company’s outstanding securities; (vi) issue any Common Stock or any Common Stock equivalents below the Conversion Price, as in effect from time to time, excluding equity-based awards issued at the market price for the Company’s Common Stock on the date of grant pursuant to the Company’s current stock option plan and the issuance of stock upon exercise or conversion of currently outstanding securities; or (vii) amend any outstanding securities or instruments convertible or exchangeable into shares of Common Stock such that the conversion or exchange price or ratio would result in shares of Common Stock having an effective price per share below the Conversion Price.

Series E Preferred Stock

The shares of Series E Preferred Stock have a stated value of $10.00 per share and, subject to the approval of a majority of the Company’s shareholders (“Shareholder Approval”), are convertible into Common Stock at a price of $1.00 per share, subject to adjustment (the “Conversion Price”). The shares of Series E Preferred Stock rank senior to the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and have the right to vote together with the holders of Common Stock as one class, with each share of Series E Preferred Stock voting on an “as converted” basis, with each share of Series E having 6.94 votes, or, subsequent to Shareholder Approval, 10 votes.

The Series E Preferred Stock has the following class voting rights: so long as more than ten percent (10%) of the Series E Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series E Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series E Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock, including but not limited to the authorization or issuance of additional shares of Series E Preferred Stock; (ii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company’s Junior Stock; (iii) amend the Articles of Incorporation or By-Laws of the Company so as to materially and adversely and disproportionately affect any right, preference, privilege or voting power of the Series E Preferred Stock; (iv) effect any distribution with respect to Junior Stock; (v) reclassify the Company’s outstanding securities; (vi) issue any Common Stock or any Common Stock equivalents below the Conversion Price, as in effect from time to time, excluding equity-based awards issued at the market price for the Company’s Common Stock on the date of grant pursuant to the Company’s current stock option plan and the issuance of stock upon exercise or conversion of currently outstanding securities; or (vii) amend any outstanding securities or instruments convertible or exchangeable into shares of Common Stock such that the conversion or exchange price or ratio would result in shares of Common Stock having an effective price per share below the Conversion Price.

Holders of the Series E Preferred Stock will be issued a total of 600,000 shares of our common stock upon shareholder approval.

Series F Preferred Stock

The shares of Series F Preferred Stock have a stated value of $1,000 per share and are convertible into shares of the Company’s common stock at a price of $0.94 per share, subject to adjustment (the “Conversion Price”) and earn dividends at the rate of 8% per annum. In addition, on each Trigger Date, the Conversion Price shall be reduced, and only reduced, to the lesser of (x) the then Conversion Price, as adjusted and taking into consideration any prior resets, or (y) the greater of (A) the Floor Price and (B) 90% of the quotient of (I) the sum of the VWAP of the Common Stock for each of the five (5) Trading Days with the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding such Trigger Date, divided by (II) five (5) (the “Reset Conversion Price”, which shall thereafter be the new Conversion Price, subject to further adjustment hereunder, and such 20 Trading Day period shall be referred to herein as a “Measurement Period”). Any adjustment to the Conversion Price pursuant to the occurrence of a Trigger Date shall be effective retroactively to the date of original issuance of the Series F Preferred. “Floor Price” means $0.20 or such lower price as mutually agreed to by the Company and the purchasers of a majority in interest of the securities issued pursuant to the Offering and then outstanding (subject to the prior consent of the Nasdaq Stock Market before the effective date of any such voluntary reduction). “Trigger Date” shall mean each of the following dates: (i) the later of (x) the thirtieth day immediately following the date of the effectiveness of the initial Registration Statement covering any portion of the Registrable Securities (as defined in the Amendment to Certificate) and (y) the thirtieth day immediately following the date that Shareholder Approval is obtained and deemed effective, (ii) the thirtieth day following the date of the effectiveness of any other Registration Statement covering any portion of the Registrable Securities, (iii) the thirtieth day following the six month anniversary of the Closing Date, in the event that all of the Registrable Securities are not then registered on an effective Registration Statement, (iv) the tenth (10th) Trading Day immediately following the public announcement of the Asset Sale (or, if earlier, the date of the initial filing with the Commission disclosing the occurrence of the consummation of the Asset Sale) and (v) thirtieth day immediately following the twelve (12) month anniversary of the Closing Date, in the event that the Company fails for any reason to satisfy the current public information requirement under Rule 144(c) at any time during the period commencing on the six month anniversary of the Closing Date through the 12 month anniversary of the Closing Date and all of the Registrable Securities are not then registered on an effective Registration Statement. “Asset Sale” means a sale by the Company of all or substantially all of the assets related to the Company’s waste business occurring prior to April 30, 2018.

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Beginning on February 23, 2019, the holders of the Series F Preferred shall be entitled to receive dividends at the rate of 8% per annum, payable in cash or, at the option of the Company, in shares of Common Stock, subject to certain equity conditions.

The shares of Series F Preferred Stock rank senior to the Common Stock and do not have voting rights.

Options and Warrants

As of April 27, 2018, we had 11,472 shares of common stock issuable upon exercise of outstanding options and 18,749,015 shares of common stock issuable upon the exercise of warrants. There are no other outstanding warrants or options at this time.

Anti-Takeover Provisions

Mr. Jeffrey S. Cosman, our chief executive officer, is the beneficial owner of 100% of the outstanding shares of the Company’s Series A Preferred Stock. As a result, our chief executive officer would have significant influence over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our Company that other stockholders may view as beneficial.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us.

These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Issuer Direct Corporation 500 Perimeter Park Drive, Morrisville, NC 27560.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon the validity of the Shares covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Meridian Waste Solutions, Inc. as of December 31, 2017 and for the year then ended incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Meridian Waste Solutions, Inc. as of December 31, 2016 and for the year then ended incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The combined and consolidated financial statements of The CFS Group as of December 31, 2016 and, 2015 and for each of the years then ended incorporated in this Prospectus by reference from our Amendment No. 1 to Current Report on Form 8-K filed on May 1, 2017 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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19,237,743  Shares of Common Stock

PROSPECTUS

April ___, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the resale of the Shares being registered hereby. All amounts are estimated except the SEC registration fee.

SEC registration fee	$1,556.81
Legal fees and expenses	25,000.00
Accounting fees and expenses	10,000.00
Blue Sky, qualification fees and expenses	1,100.00
Miscellaneous	500.00
Total	$38,156.81

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

The New York Business Corporation Law (“NYBCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

Our Certificate of Incorporation and By-laws provide that, to the fullest extent permitted by the NYBCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify us for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with the NYBCL.

In addition to the provisions of our Certificate of Incorporation and By-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Jeffrey Cosman, our Chief Executive Officer, which provides for us to indemnify Mr. Cosman against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Meridian Waste Solutions, Inc. Current Report filed with the SEC on February 22, 2018)
4.1	Form of Purchaser Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2018).
5.1**	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement, dated February 21, 2018 by and between Meridian Waste Solutions, Inc. and various purchasers (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2018).
10.2	Form of Registration Rights Agreement by and between Meridian Waste Solutions, Inc. and various purchasers (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2018).
23.1*	Consent of Moss Adams LLP
23.2*	Consent of Hein & Associates LLP
23.3**	Consent of Lucosky Brookman LLP (contained in Exhibit 5.1 herein)

*     Filed herewith.

**  To be filed upon amendment.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia on April 27, 2018.

Attis Industries Inc.

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Chris Diaz
Chris Diaz
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jeffrey S. Cosman	Chief Executive Officer, Chairman	April 27, 2018
Jeffrey S. Cosman

/s/ Chris Diaz	Chief Financial Officer	April 27, 2018
Chris Diaz

/s/ Thomas Cowee	Director	April 27, 2018
Thomas Cowee

/s/ Jackson Davis, Jr.	Director	April 27, 2018
Jackson Davis, Jr.

/s/ Joseph Ardagna	Director	April 27, 2018
Joseph Ardagna

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